Exhibit 99-B.4.14

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract and certificate are hereby endorsed as follows:

New sections entitled "Withdrawal Frequency and Amounts" and "Early Withdrawal Charge Schedule" are added to the Contract Schedule to include the following language:

Withdrawal Frequency and Amounts

              Life with Guaranteed Period Annuity Withdrawals: Withdrawals may be elected within the Guaranteed Period once a year. No withdrawals are allowed from a Life with Guaranteed Period Annuity in the first Contract year. In subsequent Contract years within the Guaranteed Period, full or partial withdrawals are allowed, provided that under a partial withdrawal the remaining Annuity payments would equal $50 or more. At the end of the Guaranteed Period, payments as defined in section 2.02 will continue for the life of the Annuitant or Joint Annuitant if applicable.

Early Withdrawal Charge Schedule

                                                                                           Early Withdrawal Charge
              Number of Years from Account Effective Date                                (% of Withdrawal Value)
              -------------------------------------------------------------------------------------------------------
              1 or more, but fewer than 2                                                           6%

              2 or more, but fewer than 3                                                           5%

              3 or more, but fewer than 4                                                           4%

              4 or more, but fewer than 5                                                           3%

              5 or more, but fewer than 6                                                           2%

              6 or more, but fewer than 7                                                           1%

              7 or more                                                                             0%

              If the Account is established as a rollover from another contract issued by Aetna or an affiliate, the early withdrawal charge will be determined according to the effective date of the account under such predecessor contract.

New sections entitled "Withdrawal/Partial Withdrawal" and "Withdrawal Value" are added to "Benefit Provisions" to include the following language:

4.02       Withdrawal/Partial Withdrawal

              If the Contract is issued as a Life with Guaranteed Period Annuity as described on the Specifications page, the Certificate Holder may elect to receive the withdrawal value of all or a portion of the Guaranteed Payments in the amounts and frequency as stated on the Contract Schedule. If a portion of the Guaranteed Payments under a Life with Guaranteed Period Annuity is withdrawn, the remaining Annuity payments within the Guaranteed Period will be reduced proportionally. Withdrawals are subject to an early withdrawal charge as shown on the Contract Schedule, unless an exception under the Contract applies.




SPIAEW(GR)99

4.03       Withdrawal Value

              The withdrawal value is equal to:

              a) For the variable portion the present value of the remaining Guaranteed Payments calculated using the Variable Annuity Assumed Annual Net Return Rate stated on the Specifications page effective as of the Valuation Date next following the receipt of the written request by Aetna at its home office. The resulting value will be reduced by any applicable early withdrawal charge.

              b) For the fixed portion the present value of the remaining Guaranteed Payments calculated using the adjusted contract rate, less any early withdrawal charge, if applicable. The adjusted contract rate equals the Fixed Annuity Present Value Interest Rate, as shown in the Specifications page, plus the increase or minus the decrease in the published 10 year on-the-run Treasury rate from the Account Effective Date to the withdrawal calculation date.

The section entitled "Death Benefit Provision" is amended by replacing item a) and adding item d) with the following language:

              a) If the Annuitant dies, or under a joint Annuity option the Survivor dies, any remaining Guaranteed Payments will be paid to the Beneficiary as specified in the Schedule of Benefits on the Specifications page. Such payments will be paid at least as rapidly as under the method of distribution then in effect. The Beneficiary may elect to receive the withdrawal value of any remaining Guaranteed Payments. No early withdrawal charge will apply to the withdrawal value in this situation.

              d) The withdrawal value under this death benefit provision will be determined as of the Valuation Date next following when proof of death acceptable to Aetna and a request for payment are received in good order at Aetna's home office. The withdrawal value will be determined as described in section
                    4.03 entitled Withdrawal Value.

Endorsed and made a part of the Contract on the Contract Effective Date and the certificate on the Account Effective Date.





                                        /s/  Thomas J. McInerney
                                        ----------------------------------------
                                        President
                                        Aetna Life Insurance and Annuity Company
SPIAEW(GR)99